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CNA SURETY CORPORATION
333 S. Wabash Ave., 41st Floor
Chicago, Illinois 60604
(312) 822-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
On April 29, 2010

To: The Shareholders of CNA Surety Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at the Company’s business offices located at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, on Thursday, April 29, 2010, at 9:00 A.M. CDT, for the following purposes:

1.	To elect seven directors;

2.	To ratify the appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 9, 2010 are entitled to notice of and to vote at the Company’s Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Rosemary Quinn
Senior Vice President, General Counsel and Secretary

March 15, 2010
Chicago, Illinois

IMPORTANT:

PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET, TELEPHONE, OR SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED WITH THIS NOTICE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 29, 2010. The Proxy Statement and the 2009 Annual Report to Shareholders are available at http://www.cnasurety.com/about/investor_information.htm.

CNA Surety Corporation
333 S. Wabash Ave., 41st Floor
Chicago, Illinois 60604
(312) 822-5000

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is being mailed or otherwise provided to you on or about March 15, 2010 in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders (the “Annual Meeting”) which will be held on Thursday, April 29, 2010 at our business offices located at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, at 9:00 A.M. CDT. Please note that throughout this Proxy Statement we refer to CNA Surety Corporation as the “Company,” “we,” “us,” and “our.”

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon:

(i)	The election of seven directors to serve one-year terms;

(ii)	The ratification of the appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2010; and

(iii)	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The date of this Proxy Statement is March 15, 2010.

VOTING SECURITIES AND PROXIES

Only shareholders of record at the close of business on March 9, 2010 (the “Record Date”), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 45,642,685 shares of the Company’s Common Stock (“Common Stock”) were issued and outstanding. Each outstanding share is entitled to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company’s Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

Our By-Laws provide that the affirmative vote of shares representing a majority of our Common Stock present and entitled to vote is required to approve any proposal to be voted on at this Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, shares that are voted to abstain with respect to any matter and broker non-votes will not be counted and will have no effect on the outcome of the voting for any matters to be considered at the Annual Meeting. If a quorum is not present, the Annual Meeting will reconvene at such time as a quorum is present or represented without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

All properly executed proxies received by us prior to the Annual Meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised at the Annual Meeting by granting a proxy bearing a later date that is duly received by the Company or by voting in person. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment. If a proxy is duly executed and returned, the shares of the Company’s Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted in accordance with the

Board of Directors’ recommendations. Whether or not you plan to attend the meeting, you may submit a proxy to vote your shares by internet, telephone, or mail as described below:

•	Internet: To submit your proxy by the internet, go to www.proxyvote.com. You will need to have your proxy card to obtain the information required to vote. You have until 11:59 P.M. Eastern Time on April 28, 2010 to transmit your voting instructions by the internet.

•	Telephone: To submit your proxy by telephone, you should dial (800) 690-6903 and follow the instructions. You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2010. You will need to have your proxy card to obtain the information required to vote by telephone.

•	Mail: You may submit your proxy by signing, dating, and completing the proxy card provided and returning it by mail in the enclosed self-addressed, postage-paid envelope or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Our Board of Directors has fixed the number of directors constituting the full Board at seven. Accordingly, at the Annual Meeting seven directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. The nominees are as follows:

Philip H. Britt
Anthony S. Cleberg
David B. Edelson
D. Craig Mense
Robert A. Tinstman
John F. Welch
Peter W. Wilson

All of the nominees are currently serving as directors of the Company. For information regarding each nominee, see the “Directors and Executive Officers of the Registrant” section of this Proxy Statement.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote in person or represented by proxy shall elect the directors. It is the present intention of John F. Corcoran and Rosemary Quinn, who will serve as the Company’s proxy agents at the Annual Meeting (the “Proxy Agents”), to vote the proxies which have been duly executed, dated, and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the nominees named above. Our Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the nominees named above becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees, and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth the name, age, position and offices with the Company, present principal occupation or employment, and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

Philip H. Britt, age 63; Director of the Company since 1998; Retired; Senior Vice President Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from 1988 through 2002.

With his experience at Bank One, NA, Mr. Britt brings valuable insight into the Company’s investment management strategy which is a key part of the Company’s overall strategy. In particular, Mr. Britt understands the investment considerations that are unique to the surety and insurance business and has the skills necessary to lead our Investment Committee.

Anthony S. Cleberg, age 57; Director of the Company since 2007; Chief Financial Officer (“CFO”) and Executive Vice President of Black Hills Corp. since 2008; Independent Consultant and Investor from 2002 to 2008.

As CFO of Black Hills Corp. and his prior service at Champion Enterprises as CFO from 2000 to 2002, Mr. Cleberg has experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results, and overseeing the financial reporting process of a publicly-traded corporation. His knowledge and experience positions him well to serve as the Chair of our Audit Committee.

John F. Corcoran, age 45; Senior Vice President and CFO of the Company since 2004.

Michael A. Dougherty, age 51; Senior Vice President and Chief Information Officer of the Company since 2007; Senior Vice President Field Operations and Distribution from 2001 until 2007.

David B. Edelson, age 50; Director of the Company since 2007 and Chairman since 2009; Since 2005, Senior Vice President of Loews Corporation (“Loews”), the parent corporation of CNA Financial Corporation (“CNAF”) (that, through its insurance subsidiaries, owns 61.95% of the Company’s stock as of December 31, 2009); Executive Vice President and Corporate Treasurer of JPMorgan Chase & Co. from 2003 until 2005. Mr. Edelson joined the Board of Directors of AutoNation, Inc. in 2008 and is also a member of its Audit Committee.

With his years of experience at JPMorgan Chase & Co. and Loews, Mr. Edelson has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. His understanding of financial strategy and the elements relevant to be a successful publicly-traded company provide him the skills necessary to serve as the Chairman of our Board of Directors.

Douglas W. Hinkle, age 57; Senior Vice President and Chief Underwriting Officer of the Company since 2004.

D. Craig Mense, age 58; Director of the Company since 2007; Executive Vice President and CFO of CNAF since 2004.

Mr. Mense possesses both financial and operational knowledge of the insurance and surety industries through his current CFO responsibilities at CNAF and his prior experience at the executive level in certain insurance and surety operations of Travelers Property Casualty Corporation.

Thomas A. Pottle, age 50; Senior Vice President of the Company’s Credit and Field Operations since 2007 and Senior Vice President since 1999.

Rosemary Quinn, age 55; Senior Vice President, General Counsel and Secretary of the Company since 2008; Assistant Vice President and Assistant General Counsel of the Company from 2006 through 2008; General Counsel of GeoVera Insurance Company from 2005 through 2006; Assistant Vice President of St. Paul Travelers’ Bond Department from 2004 through 2005.

Robert A. Tinstman, age 63; Director of the Company since 2004; Member of the Board of Directors of Primoris Services Corporation since 2009; Member of the Board of Directors of Home Federal Bancorp Inc. and Chairman of its Audit Committee since 1999. He also serves on the Board of Directors of IdaCorp., Inc. and Idaho Power Company and has been Chairman of their Investment and Compensation Committees since 1999. Mr. Tinstman was Executive Chairman of Angelo Iafrate Construction Company and James Construction Group from 2002 to 2007.

Mr. Tinstman has extensive knowledge of the financial and operational issues facing the types of construction firms that are bonded by our Company based on his positions at Angelo Iafrate Construction Company and James Construction Group as well as prior executive positions in the construction industry. Also, his leadership role on other boards of directors gives Mr. Tinstman a deep understanding of the role of the Board of Directors and provides him the skills to serve as the Chair of our Compensation Committee.

John F. Welch, age 53; Director, President, and Chief Executive Officer (“CEO”) of the Company since June 2003.

In addition to his experience as our CEO and President, Mr. Welch was previously the President of Afianzadora Insurgentes SA CA located in Mexico City, Mexico from 2000 to 2002 and the Chief Underwriting Officer of the surety operations of the St. Paul Companies from 2002 until 2003. His experience has provided him a deep knowledge of the surety industry, which includes the financial, operational, and regulatory aspects of the business. This breadth of exposure to the surety business positions him well to serve on our Board of Directors.

Peter W. Wilson, age 50; Director of the Company since 2009; President and Chief Operating Officer of U.S. operations of CNAF’s insurance operations since 2009; Executive Vice President, Global Specialty Lines of the insurance subsidiaries of CNAF from 2001 until 2009.

Mr. Wilson brings an understanding of the operational, marketing, financial, and regulatory issues facing the insurance industry, which includes surety. He also served as the Company’s Board Chairman from 2001 through 2003. His demonstrated leadership capability and knowledge of the Company’s business provide him the skills to serve on our Board of Directors.

CORPORATE GOVERNANCE

Director Independence

As provided by the listing standards of the New York Stock Exchange (“Exchange” or “NYSE”), the Company is a “Controlled Company” because more than 50% of the voting shares of the Company are held by the insurance subsidiaries of CNAF. Because the Company is a controlled company, it is exempt from the Exchange’s requirements relating to maintenance of a majority of independent directors. Nevertheless, our Board of Directors has determined that the following directors are independent under the NYSE’s listing standards (each, an “Independent Director” and collectively, the “Independent Directors”): Philip H. Britt, Anthony S. Cleberg, and Robert A. Tinstman.

In determining independence, the Board affirmatively determined whether or not each director or nominee has any material relationship with the Company. In assessing materiality, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s length in the ordinary course of business, and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable, employment, and familial relationships.

Consistent with the listing requirements of the Exchange, the Board follows the standards provided below to assist it in determining director independence so that a director would not be considered independent if any of the following relationships exists: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Corporate Governance and Ethics and Communications with the Board

We have a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company and its wholly-owned subsidiaries, including, but not limited to, our executive officers, principal financial officer, and principal accounting officer. This Code is available on our website at www.cnasurety.com and will be provided to any shareholder at no charge upon request to Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199.

Board Nomination Process

Our Board of Directors does not have a Nominating Committee. Under the rules of the NYSE, companies like us that have a controlling shareholder are not required to have a Nominating Committee. Our Board of Directors, as a whole, performs the functions of a Nominating Committee. The Board of Directors considers shareholder director nominees under the same criteria utilized by the Board of Directors to evaluate nominees proposed by management or members of the Board of Directors. These criteria include a potential nominee’s character, judgment, business experience, and areas of expertise, among other relevant considerations, such as requirements of the Exchange. The Board seeks to create a Board that has a diversity of skills and experience with respect to knowledge of the construction industry, surety and insurance markets, finance and accounting, investment management, and corporate governance. The unique skills and experience that each nominee brings to the Board of Directors is described earlier in this Proxy Statement in the “Directors and Executive Officers of the Registrant” section.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by separate people. This is due in part to the fact that the Company has a controlling shareholder. Our current Chairman is an executive officer of Loews which is the controlling shareholder of CNAF. Our Board believes this structure provides a balance of different perspectives which fosters discussion during Board meetings. Also, the Chairman serves as the liaison between the Board and the Company’s senior management which is beneficial when determining agenda and providing information for the Board meetings.

Risk Oversight

Our Board oversees an enterprise approach to risk management that is intended to support the operational and strategic objectives of the Company. The President reports to and seeks the involvement of the full Board in setting the Company’s business goals and objectives. Through this process, the Board and senior management assess the appropriate level of business risk for the Company. The entire Board receives reports at each meeting from the President and his executive team on the primary areas of risk which include financial risk, investment risk, legal/compliance risk, and operations/strategic risk. The Company also reports to the full Board each quarter on the credit risk of the Company’s portfolio of bond customers.

While the Board has ultimate oversight responsibility, the various committees of the Board also have responsibility for risk management. In particular, the Audit Committee receives reports at each of its regularly scheduled meetings from the Company’s CFO and the Company’s external auditor on financial risk and compliance with reporting requirements, including internal controls. The Audit Committee also receives reports at each quarterly meeting from the Company’s internal auditors.

In addition to setting compensation for the Company’s executive team, the Compensation Committee provides guidance on the creation of Company-wide bonus programs that encourage employee risk-taking consistent with the Company’s business strategy. The Investment Committee sets the strategy for the Company’s investment portfolio and meets with the Company’s investment adviser at each meeting to review the performance of the portfolio. In addition to reviewing and approving the investment transactions each quarter, the Investment

Committee considers whether the level of market risk in the investment portfolio is consistent with the Company’s business strategy and whether modifications may be appropriate.

BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business is managed under the direction of the Board of Directors, which is currently comprised of seven members. The Board of Directors and the Audit Committee annually review their performance. The Audit Committee and Board of Directors discussed their anonymous self-evaluations at their respective meetings on February 3 and 4, 2010. The self-evaluations of both the Audit Committee and the Board of Directors indicated that they are functioning well and receive adequate access to and information from Company management.

Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and an Investment Committee. As discussed under the “Board Nomination Process” section of this Proxy Statement, the Company does not have a nominating/corporate governance committee. Our Audit Committee and Compensation Committee have written charters which can be found on our website at www.cnasurety.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Executive Committee.  The Executive Committee is authorized to act on behalf of the full Board in the management and business affairs of the Company during intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. The Executive Committee did not meet during 2009. The members of the Executive Committee are David B. Edelson, Robert A. Tinstman, and John F. Welch.

Audit Committee.  The Audit Committee’s primary function is to assist the Board in fulfilling its responsibility to monitor the Company’s financial reporting process and internal control system, the qualifications and independence of our independent auditors, the performance of our internal auditors and independent auditors, and our compliance with legal and regulatory requirements. Our Audit Committee has sole authority to retain, compensate, and evaluate the Company’s independent registered public accounting firm, and the scope of and fees for their audits. The Audit Committee also establishes the policy and procedures for the review and approval of related party agreements and arrangements between the Company and its affiliates.

The current members of the Audit Committee are Anthony S. Cleberg (Chairman), Philip H. Britt, and Robert A. Tinstman, each of whom is “independent” under SEC rules and NYSE listing standards applicable to audit committee members. The Board has determined that each of the Audit Committee members is financially literate and that Mr. Cleberg is an “audit committee financial expert” under the Exchange and SEC standards. The Audit Committee held eight meetings during 2009. The Audit Committee members are annually asked the number of audit committees on which they serve and no director reported serving on more than two audit committees during 2009.

Compensation Committee.  The Compensation Committee sets the Company’s compensation policies and reviews and administers all compensation matters for the Company’s executive officers including the five most highly compensated executive officers. In addition, it reviews and approves the availability of stock options granted to all other eligible Company employees. The current members of the Company’s Compensation Committee are Robert A. Tinstman (Chairman), Philip H. Britt, and Anthony S. Cleberg. During 2009, the Compensation Committee held four meetings.

Investment Committee.  The primary function of the Investment Committee is to establish investment policies and oversee the management of the Company’s investment portfolio. The current members of the Investment Committee are Philip H. Britt (Chairman), David B. Edelson, and John F. Welch. During 2009, the Investment Committee held four meetings.

Executive Sessions of Non-Management Directors

The Board meets without management in Executive Session at its regularly scheduled meetings. The members have decided that a presiding director is not necessary and that the independent directors will rotate the task of presiding over Executive Sessions.

Director Attendance at Meetings

The Board of Directors met five times during 2009. Each of the directors attended all of the Board meetings and meetings of all committees on which he served as a member. All of our directors also attended the 2009 Annual Meeting of Shareholders.

COMPENSATION OF INDEPENDENT DIRECTORS

Our independent directors, who are not employees of the Company or any of its affiliates or subsidiaries, receive an annual retainer of $45,000 if the director serves on three committees or $40,000 if the director serves on two committees. This arrangement compensates the independent directors for four Board meetings per year, each committee meeting four times per year, plus up to four additional meetings per year by either the Board or committees. If the number of Board and/or committee meetings exceeds the number covered by this compensation structure, the director will be paid $1,500 for each additional meeting. In recognition of the additional responsibilities associated with serving as chair of a Board committee, the chairs of each committee receive the following additional annual retainer: Audit Chair receives $35,000 and the Investment and Compensation Chairs each receive $30,000.

The table shown below reflects the compensation paid to our independent directors during the year ended December 31, 2009. This table includes a fee of $2,500 paid in 2009 to each independent director for a December 18, 2008 Audit Committee meeting that was subject to the director payment arrangements in effect during 2008.

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Philip H. Britt	$79,000	—	—	—	—	—	$79,000
Anthony S. Cleberg	$79,000	—	—	—	—	—	$79,000
Robert A. Tinstman	$74,000	—	—	—	—	—	$74,000

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board — Audit Committee” and more fully described in its charter, the Audit Committee’s primary responsibility is the oversight of the Company’s financial reporting process and management of its relationship with the independent auditors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. The Company’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position of the Company in conformity with accounting principles generally accepted in the United States (“generally accepted accounting principles”) and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company’s internal control over financial reporting, and for such other matters as the Audit Committee and Board determine. The independent auditors did not provide non-audit services to the Company in 2009.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The

Audit Committee has also discussed with the independent auditors the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) including the Statement on Auditing Standards No. 114, (Codification of Statements on Auditing Standards, AU380), Communication with Audit Committees, and SEC Rule 2-07 as currently in effect. The independent auditors also had discussions with the Audit Committee concerning the Corporate Governance Listing Standards of the Exchange. The Audit Committee has received the written disclosures and the letter from our independent auditors as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our financial statements have been prepared with integrity and objectivity. The Audit Committee members do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with generally accepted accounting principles, or that our independent registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

The Company’s philosophy is to provide a compensation package that attracts, motivates, and retains quality executive talent. We aim to reward performance and hold executives accountable for underperformance through financial consequences. The compensation practice of the Company for its executive officers (including those named in the Summary Compensation Table (the Named Executive Officers, individually referred to as “NEO” and collectively referred to as “NEOs”)) is to pay base salaries, annual incentive bonuses, and long term incentives in addition to other benefits that are competitive, internally consistent, and recognize the accomplishment of the Company’s stated goals of building a financial services business focusing on surety, fidelity, and related products. We seek to link executive compensation to the short and long term performance goals of the Company. As such, NEOs and other Company executives have a higher percentage of their total compensation weighted towards variable pay than other Company managers as they have greater opportunity to impact bottom line results.

For 2009, the Company’s Compensation Committee (the “Compensation Committee”) was composed entirely of independent directors. The Compensation Committee administers the Company’s executive compensation program, oversees the Company’s compensation and benefit plans and policies, administers our stock option program (including approving stock option grants to employees), and approves annually all compensation decisions relating to the Company’s NEOs. The Compensation Committee’s charter sets forth its general responsibilities and is available on the Company’s website at www.cnasurety.com.

Setting Compensation — Benchmarking

The Process:  The CEO, the Company’s Chief Human Resources Officer, and the Company’s Chairman of the Board make recommendations to the Committee on general compensation philosophy and specific elements of compensation and goals for the NEOs. Recommendations for the CEO’s compensation are made by the Company’s Chairman of the Board to the Committee.

Surveys Consulted:  The Company reviews a number of general business and property and casualty compensation surveys. We are in a unique business situation in that we are the only publicly held surety company. All of the Company’s competitors are either privately held or are business units of a larger publicly held insurance company. Thus, there are no direct competitors who have CEOs and an executive team with public company responsibilities. Because there are no comparable publicly held companies to use for benchmarking purposes, the Company utilizes data collected from an industry survey and broader property and casualty and financial industry surveys. Those surveys are discussed in more detail below.

Surety & Fidelity Association of America Salary Survey:  This survey is conducted annually and includes approximately 25 surety and fidelity organizations. The positions and data that we use for benchmarking NEO positions include Top/Chief Bonding Officer, Top Underwriting Officer, and Top Field Management Officer. In regards to this survey, we look at the range of 50th to 75th percentile taking into consideration the size of the Company’s surety writings compared to other surety operations reflected in the survey.

P&C/Financial Surveys:  As noted above, the Compensation Committee reviews several surveys conducted by consulting companies for the property and casualty and financial industries. There are a wide range of companies and thus we determine an appropriate benchmark based on the premium size of the companies that participate in each survey. For the surveys that include companies with less than $2 billion of direct written premium, we use the 50th percentile. For surveys that include companies with less than $25 billion of assets, we discount the midpoint. We consider this data for the Top Underwriting Executive, Chief Financial Officer, Chief Information Officer, Top Field Operations Executive, and the Top Legal Executive positions.

For each of the NEOs, the Compensation Committee considers each compensation element separately and then considers the NEO’s total compensation. The Compensation Committee reviews the salary surveys referenced above, as well as the NEO’s experience, individual professional performance, and individual influence on the Company’s current financial results and long term strategies. The Compensation Committee also considers internal equity in compensation and accordingly considers each NEO’s total compensation in reference to the compensation of the Company’s other officers. In setting compensation, the Compensation Committee also considers the amount of influence each NEO has on the Company’s overall business strategy as well as the abundance or scarcity of qualified candidates, if finding a replacement should become necessary.

Neither the Company nor the Compensation Committee consulted with an outside compensation consultant during 2009. The Compensation Committee reserves the right to consult with an outside compensation consultant but to date has not exercised that right.

The Compensation Committee discusses and approves any changes in compensation to the NEOs at its first regularly scheduled meeting of the year, which in 2009 was held in February. Any changes in base compensation are effective in April (when base salary increases for all of the Company’s employees occur). Also, at its first scheduled meeting of the year, the Compensation Committee evaluates the Company’s performance versus its goals and the performance of each NEO, and then approves all of the following variable compensation pay awards: Annual Cash Bonuses, Long Term Cash Incentives, and stock option grants. The Compensation Committee also approves the aggregate amount of annual bonuses paid to all bonus-eligible employees based on the achievement of certain net income targets set by the Compensation Committee. The 2009 targets and achievement are discussed below under the individual “Elements of Compensation” section of this Proxy Statement.

Adjustment of Awards

The Compensation Committee does not have, and has no current plans to have, a policy concerning retroactive adjustments to any cash or equity based incentive compensation if the payment of such compensation was based on financial performance measures that were subsequently affected by a restatement. However, to date, the Company has had no financial statement restatements that resulted in a reduction of financial performance.

Tax Considerations — Deductibility of Compensation

The Compensation Committee considers the impact of Internal Revenue Code (“IRC”) Sections 409A and 162(m) when determining forms and amounts of compensation. In 2005, the Company adopted a nonqualified deferred compensation plan (“2005 Deferred Compensation Plan” or the “Plan”) intended to permit participants to avoid tax penalties under IRC Section 409A. The 2005 Deferred Compensation Plan was amended in 2009 to comply with final regulations under IRC Section 409A. The 2005 Deferred Compensation Plan is more fully described in the “Deferred Compensation” section of this Proxy Statement. IRC Section 162(m) places a limit on the tax deduction for compensation in excess of $1 million paid to certain executives. The Company does consider the deductibility of compensation when considering compensation for the CEO, and structures his annual cash bonus, as performance-based (with the discretion to decrease the award even if the goal is achieved), so as to retain the potential for a deduction. In addition, the CEO’s employment contract allows the Compensation Committee to defer the payment of compensation that would not be deductible by the Company under IRC Section 162(m) until the CEO’s separation from service. The compensation of the remaining NEOs will not exceed $1 million for 2009, thus compensation for the Company’s NEOs is expected to be deductible.

Elements of Compensation

The core elements of the NEOs’ compensation, which are discussed below, include base salary, benefits, performance based annual incentive awards (cash bonus), long term cash based incentive awards, and long term equity (stock options).

Base Salaries

The division between base salaries and cash incentive compensation for both the CEO and the rest of the NEOs is similar to the division between cash incentive compensation and base salaries at many public and private insurers and sureties that compete with the Company for executive talent. The Compensation Committee uses the market data discussed in the “Setting Compensation-Benchmarking” section of this Proxy Statement, as well as the salary history, individual performance, and experience of the individual executive officer, when assessing base salary. The base salaries of the NEOs and other officers are reviewed on an annual basis.

Broadly-Available Benefit Plans During 2009

Our NEOs participate in the same basic benefits package as all other Company employees. This includes a basic benefits package consisting of retirement, medical, dental, vision, paid time off, life insurance and accident insurance plans, and short and long term disability coverage, as well as flexible spending arrangements for health care, dependent care, and transit expenses.

Perquisites

The Company made available to the NEOs in 2009 a modest allotment for reimbursements for club memberships and financial counseling services. Please refer to the “Executive Perquisites” column of the “All Other Compensation Table” in the “Executive Compensation” section of this Proxy Statement.

Annual Cash Bonus

The Company’s Annual Incentive Bonus (“AIB”) Plan (“AIB Plan”) is a broad plan that covers eligible employees, including the NEOs. The AIB Plan delivers short term incentive compensation based on the Company’s achievement of Net Operating Income (“NOI”) against established goals. Under the AIB Plan, the Company may pay out 0% to 150% of target for NEOs other than the CEO. The CEO makes a recommendation to the Compensation Committee for individual NEO bonus payments which is based primarily on the NOI achievement and then considers overall individual performance. The Compensation Committee may, in its discretion, establish a bonus pool of up to 25% of the target bonus pool that it may use to pay certain employees, including the NEOs, if the threshold goal was not met. The Compensation Committee also reserves discretion to adjust the bonus pool up or down, if results were affected by unusual events that in the Compensation Committee’s determination were beyond management’s control. The Compensation Committee retains the power to exercise negative discretion with respect to each NEO even if the Company achieves an NOI target.

As referenced above, the size of the bonus pool is dependent on achievement of NOI. The NOI Goals approved by the Committee for the 2009 AIB Plan are below:

Achievement
NOI Achieved	% of Target

< $70 million	0%
$70-$94.9 million	50%-99%
$95-$100 million	100%
$100.1-$109.9 million	101%-149%
$110 million +	150%

For 2009, the Company’s NOI was $117.08 million. The Committee voted at its February 3, 2010 meeting that the 2009 annual cash bonus pool would be 150% of the target.

Annual Cash Bonuses — NEOs other than the CEO

The Compensation Committee considers both NOI and individual performance when determining the compensation of the NEOs with NOI being the material factor when determining the annual cash bonus. The annual process for evaluating achievement of each NEO’s objectives consists of a performance evaluation by the CEO that is presented to the Compensation Committee for discussion. Although NOI is the material factor when determining annual bonuses for the NEOs, the CEO evaluation includes an analysis of each NEO’s individual performance when determining whether the AIB should be at, above, or below the target bonus award reflected below in the “Executive Annual Incentive” table of this Proxy Statement. Following discussion of the CEO’s evaluation and recommendation, the Compensation Committee approves, rejects, or modifies the CEO’s recommendation. Set forth below for each NEO, other than the CEO, is a summary of the individual performance objectives which were considered, in addition to NOI, by the Compensation Committee when determining AIB.

For Douglas Hinkle, the individual factors considered for his 2009 performance included adherence to the underwriting expense plan, effective oversight of the underwriting strategy, and marketing of key agents and customers. The underwriting expense goal was $90.5 million and the actual was $85.8 million, excluding IT impairment and additional incentive compensation accruals. Numerical targets were not established for Mr. Hinkle’s other performance factors. The CEO noted that again in 2009 Mr. Hinkle successfully oversaw a sound underwriting strategy and continued to maintain and expand his strong agent and customer relationships. Mr. Hinkle’s oversight of the Company’s underwriting strategy for the several previous years was credited for the Company’s strong NOI in 2009. The Compensation Committee approved Mr. Welch’s bonus recommendation for Mr. Hinkle as reflected below in the “Executive Annual Incentive” table of this Proxy Statement.

For John Corcoran, the individual objectives in 2009, all qualitative, were management of the Company’s planning, analysis and financial reporting functions, oversight of the Company’s investment portfolio and investment manager, management of the Company’s capital structure, stewardship of key relationships with banks, rating agencies and regulators, and execution of technology projects specific to Finance. Mr. Welch reported to the Committee that Mr. Corcoran successfully fulfilled all of his individual objectives. In particular, under Mr. Corcoran’s leadership all external reporting requirements were met, and the regularly scheduled financial examination by the South Dakota Division of Insurance was completed with no deficiencies reported. Also, under Mr. Corcoran’s leadership our rating agency relationships remain strong and the investment strategy continues to perform well in a weak economy. The Compensation Committee approved Mr. Welch’s bonus recommendation for Mr. Corcoran as reflected below in the “Executive Annual Incentive” table of this Proxy Statement.

For Michael Dougherty, the personal objectives in 2009, all qualitative in nature, included implementing several key IT initiatives, managing the capital expense budget, developing and executing on long term strategies for continued improvement in business operations, and maintaining IT system performance and stability for the Company. Under his leadership, key technology and business process initiatives were successfully implemented although one older project was cancelled following further review with our external consultants. Mr. Welch reported to the Compensation Committee that Mr. Dougherty successfully managed the capital budget and has reduced the Company’s capital expenses. Mr. Dougherty continues to execute on IT and business operation strategies while maintaining a stable IT system for the Company. The Compensation Committee approved Mr. Welch’s bonus recommendation for Mr. Dougherty as reflected below in the “Executive Annual Incentive” table of this Proxy Statement.

For Thomas Pottle, the primary individual objective is management of the Company’s field operations which exceeded performance expectations. His other individual objectives for 2009 included: achievement of the Company’s accounts receivable collection target of less than 4% past due by 90 days; successful management and oversight of branch audits; effective management and maintenance of credit analysis function; support for the rate filing analysis; and management of implementation of branch technology improvements. Our accounts receivable target was met since only 3% of our accounts were past due by 90 days or more. All other objectives for Mr. Pottle are qualitative. Mr. Pottle was also successful in overseeing branch audits, maintaining the credit model, and providing technical support to the rate filing functions. Mr. Pottle continued to provide leadership to technology projects related to our field operations. The Compensation Committee approved Mr. Welch’s bonus recommendation for Mr. Pottle as reflected below in the “Executive Annual Incentive” table of this Proxy Statement.

Annual Cash Bonus — CEO

The Compensation Committee believes that it is appropriate that the CEO’s incentive compensation, including the annual target bonus and maximum annual bonus potential, be larger than the other NEOs. Mr. Welch’s annual bonus parameters are determined by his employment contract and by the yearly NOI goal set by the Compensation Committee. As provided in his employment contract, Mr. Welch has a target of 100% of his base salary of $470,000. At its February 4, 2009 meeting, the Compensation Committee established a maximum for Mr. Welch’s annual bonus of 1.25% of the Company’s actual NOI for the 2009 performance year. However, the Compensation Committee retained discretion to reduce the amount of his annual bonus based upon its evaluation of his performance. After evaluating his 2009 performance at its February 3, 2010 meeting, the Compensation Committee voted to pay Mr. Welch an annual cash bonus of $940,000, or 200% of his base salary, which is the maximum target, based primarily on the Company’s 2009 NOI of $117.08 million. Although the material factor used by the Compensation Committee when determining Mr. Welch’s AIB is NOI, it also considers several qualitative factors which include: strategic directions and leadership; talent management; drive for results; and development of relationships with customers, regulators, analysts, the Board, and the Company’s shareholders. The Compensation Committee concluded that he consistently fulfilled all of these qualitative factors since becoming the Company’s CEO in 2003 which has resulted in the Company’s financial strength today. In recognition of the NOI achievement far in excess of the 2009 goal, the Compensation Committee recommended, and the Board approved, the bonus award reflected in the table below.

The 2009 annual cash bonus targets and awards for each NEO, including the CEO, were:

	Executive Annual Incentive
			Actual
	Target	Target	Award	Actual
	Payout as a	Award	as a	Award
	% of Salary	(Dollar Value)	% of Salary	(Dollar Value)

John F. Welch	100%	$470,000	200%	$940,000
John F. Corcoran	40%	$108,000	60%	$162,000
Douglas W. Hinkle	40%	$100,000	64%	$160,000
Michael A. Dougherty	40%	$92,400	56%	$129,360
Thomas A. Pottle	40%	$86,994	56%	$121,792

Long Term Incentives

Long Term Cash Incentive

The Company’s Long Term Incentive (“LTI”) Plan (“LTI Plan”) motivates executives to meet the Company’s long term performance objectives as well as promotes executive continuity. Each year the Compensation Committee approves an annual Return on Equity (“ROE”) target. ROE, for the purposes of the LTI Plan, is operating return on equity based upon the equity at the beginning of the calendar year adjusted to exclude effects of any unrealized gains and losses. The Compensation Committee does not use individual performance measures for LTI bonuses under the LTI Plan. All NEOs have a target LTI bonus of 20% of their base salary, except Mr. Welch who has a target LTI bonus of 50% of his base salary based on his employment agreement. As with all variable compensation, the Compensation Committee believes that the CEO has the ultimate responsibility for the Company’s results and believes a greater amount of his compensation should be variable and dependent upon the Company’s financial results.

If the LTI Plan goals for a performance year are achieved, one third of the payment attributable to that LTI Plan calendar year will be paid out each year for the following three years beginning with the first payment made in March of the year immediately following the LTI Plan year in which the goal was achieved. Each March, any LTI payment potentially consists of portions of awards from three LTI Plan years. Thus, the LTI payments made on March 12, 2010 represented payments for performance in three years: 2007, 2008, and 2009 (1/3 of the award for each year). The NEO must be actively employed on the payment date to receive any LTI payment for the calendar year. Pursuant to the terms of his employment agreement, if Mr. Welch’s employment is terminated by the Company without cause or if he terminates his employment for good reason, he will be entitled to an LTI payment for the calendar year in which his employment is terminated based on actual performance and prorated for the period of service through his termination date.

At its February 4, 2009 meeting, the Compensation Committee set the following ROE targets for 2009:

% of Target
ROE Achieved	LTI Payable

<8.0%	0%
8.0% (threshold)	25%
10.0-11.0% (target)	100%
13.0% + (maximum)	200%

The Compensation Committee reserves the discretion to adjust LTI payments based on events beyond the NEO’s control, including, but not limited to, the impact of the prior year’s reserve developments. The Company’s ROE for 2009, as defined for the LTI Plan, was 15.1%. Accordingly, the NEOs were eligible for an LTI payment of 200% of target for the 2009 performance year.

Stock Options

Equity-based long term incentive awards serve to align the interests of executives with those of the Company’s shareholders because both shareholders and executives benefit from any appreciation in the Company’s stock price. The Compensation Committee grants stock options as part of total compensation to executive officers, officers, and certain other employees. As a general practice, each year the Compensation Committee has granted the NEOs, with the exception of the CEO, stock options equal to approximately 20% of their base salaries based on a Black-Scholes valuation. Pursuant to his employment contract, the Compensation Committee has granted the CEO stock options equal to approximately 50% of his annual base salary based on a Black-Scholes valuation.

The Compensation Committee approves all grants of stock options. The Compensation Committee decides and approves stock option grants at its first regularly scheduled meeting of each year in order to coincide with the awards of other variable compensation.

At its February 3, 2010 meeting, the Compensation Committee voted to authorize the NEOs to receive stock options for the 2009 performance year. The following options were granted on February 5, 2010 with an exercise price equal to the closing stock price on that date:

Number of
NEO	Options

John F. Welch	26,300
John F. Corcoran	6,000
Douglas W. Hinkle	5,600
Michael A. Dougherty	5,200
Thomas A. Pottle	4,900

The Compensation Committee’s policy is to make no grants of stock options during the year other than those made at its first regularly scheduled meeting of the year, except for stock option grants to certain newly hired senior executives. In the event the Compensation Committee determines that a newly hired senior executive should be awarded stock option grants, the Compensation Committee’s intention is to grant any such options at the Compensation Committee’s first regularly scheduled meeting after commencement of such executive’s employment. Such options will be priced at the closing price of the Company’s stock on the day of the grant.

Stock Ownership Requirements

The Company does not have formal share ownership guidelines or requirements for any executive, employee, or director.

CNA Surety Corporation 401(k) Plan

The CNA Surety Corporation 401(k) plan is a funded, tax-qualified retirement savings plan. Participating employees may contribute up to 75% of base salary on a before tax basis into the plan, subject to a maximum of $16,500 in 2009 ($22,000 for employees over age 50). In addition, the Company matches an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their eligible compensation and fifty cents for each additional dollar contributed on the next 3% of their eligible compensation. Eligible compensation (base salary) does not include bonuses or other contingent compensation. In addition, eligible compensation for 2009 was capped at $245,000.

The Company also makes contributions to the 401(k) plan called the “Basic Contribution” for all employees, including the NEOs, equal to 3% of eligible compensation (5% for employees over age 45).

In addition, the Compensation Committee annually establishes Company-wide performance targets which, if met, result in an additional Company contribution called the “Performance Contribution.” This Performance Contribution is made to employee 401(k) accounts of each eligible participant and may range from 0% to 2% of the participant’s eligible compensation. The payment is based on Combined Ratio achievement against established goals. For the definition of Combined Ratio, please see “Results of Operations” in item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The NEOs, including the CEO, fall under the same conditions of payout as all other Company employees. The Combined Ratio target for a 2% payout in 2009 was less than 84.10%. Since the Company’s 2009 combined ratio was less than 84.10%, the Compensation Committee, at its February 3, 2010 meeting, approved a Performance Contribution equal to 2% of salary to participants’ accounts. Set forth below are the Performance Contribution targets that were established by the Compensation Committee for 2009:

Combined Ratio	% Achievement

Less than 84.10	2.00%
84.10 – 86.00	1.75%
86.01 – 88.00	1.50%
88.01 – 90.00	1.25%
90.01 – 92.00	1.00%
92.01 or higher	0.00%

Deferred Compensation

The NEOs and certain other officers may participate in the Company’s 2005 Deferred Compensation Plan. Refer to the “Tax Considerations-Deductibility of Compensation” section of this Proxy Statement for additional information concerning this Plan. The Plan allows eligible officers to defer receiving up to 20% of their compensation. The amount that the Company may contribute to the NEOs’ 401(k) accounts for the matching funds, Basic Contribution, and the Performance Contribution is limited by federal legislation. The 2005 Deferred Compensation Plan also allows participants to receive nonqualified Company contributions to their deferred compensation accounts in amounts equal to the difference between the amounts of these Company contributions that actually were allocated to the participant’s 401(k) plan account and the amounts that the participant would have received in the absence of legislation limiting such additions to the participant’s 401(k) plan account. Participation in the Plan is not automatic. The Compensation Committee must affirmatively vote that an executive be allowed to participate in the Plan and the executive must execute a deferral agreement prior to participating in the Plan. Once the executive executes a deferral agreement, the executive may not change or cease participation in the Plan or change the deferral amounts during the Plan year. Each December, Plan participants may change the amount deferred or cease participation in the Plan for the following year.

All funds in the Plan are general assets of the Company. However, the Company has funded grantor trusts established to make payments under the Plan. The assets of these trusts are available to the Company’s general creditors. These trusts invest in the same mutual funds as are available through the 401(k) plan as chosen by the executives and consequently the returns are not considered “above market” returns. Participants in the Plan will receive the funds in their deferred compensation account six months after their termination of employment from the Company.

Change-In-Control and Termination Benefits that would have been Payable as of December 31, 2009

The compensation and benefit plans provided to our employees and executive officers do not provide for any benefit in the event of a change-in-control. However, under the CNA Surety Corporation’s 2006 Long Term Equity Compensation Plan, the Compensation Committee has the discretion to amend the terms of a stock option award in the event of a change-in-control.

The Company did have, as of December 31, 2009, liability for severance benefits to those executive officers listed below pursuant to contracts entered with such executives:

	Change-in-	Termination
Executive	Control Benefit	Benefit

John F. Welch, CEO*	None	$2,350,000
John F. Corcoran, CFO**	None	$270,000

*	See discussion below in the “Employment Agreement” section of this Proxy Statement.
**	See discussion below in the “Retention and Severance Agreements” section of this Proxy Statement.

Employment Agreement

Under the terms of an employment agreement, approved by the Compensation Committee, Mr. Welch is entitled to a severance benefit if his employment is terminated by the Company without cause or by Mr. Welch for good reason contingent upon Mr. Welch’s execution of a general release and his continuing compliance with the non-competition, non-solicitation, and confidentiality provisions of the agreement. In such event, the severance benefit Mr. Welch will receive includes: any unpaid base salary prorated to the termination date and earned but unpaid bonuses from the previous year; plus his base salary and the target AIB and the target LTI payments prorated through the end of the contract term which is December 31, 2011, but in no event less than twelve months. These severance payments would be paid in equal monthly installments. In addition, after the Compensation Committee’s review of actual performance results for the year in which the termination occurs, Mr. Welch is eligible to receive a prorated AIB and prorated LTI payment based on actual performance for the year in which Mr. Welch’s employment is terminated. These payments would be made at the same time that AIB and LTI payments are made to active employees. Mr. Welch also would be eligible to continue to participate in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA. This agreement also provides that if the Company fails to extend Mr. Welch’s employment agreement, then Mr. Welch’s employment will terminate on April 12, 2012 and he would receive severance benefits consisting of (i) payment of one year of Mr. Welch’s then annual base salary, one year target AIB, and target LTI award payable in twelve monthly installments; (ii) continuation in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA; and (iii)  prorated AIB and LTI payments (based on actual performance) for the year in which his employment is terminated, payable when AIB and LTI payments are made to active employees. To the extent that any portion of Mr. Welch’s severance benefit constitutes deferred compensation for purposes of IRC Section 409A, the payment of such portion of his severance benefit will be delayed until six months after his separation from service.

Retention and Severance Agreements

The Company entered a retention bonus agreement with Mr. Hinkle in April 2006, with Compensation Committee approval, which provided for a special bonus of $250,000, paid out over four installments, to induce Mr. Hinkle to remain employed with the Company through April 2010. As provided by the agreement, the Company paid Mr. Hinkle $50,000 in each of May 2006, April 2007, and April 2008 and the final installment of $100,000 in April 2009. If Mr. Hinkle terminates his employment with the Company prior to April 2010 or the Company terminates Mr. Hinkle for cause, Mr. Hinkle must repay the final installment of $100,000. The agreement also contains certain non-compete and non-solicitation provisions.

The severance agreement entered into with Mr. Corcoran, with the approval of the Compensation Committee, provides that in the event the Company terminates Mr. Corcoran’s employment prior to April 1, 2010, other than for cause, death or disability, Mr. Corcoran will receive a lump-sum severance payment equal to one year of his base salary. In addition, he will be eligible to continue in the Company’s group health plan for a period of one year from the date of termination running concurrently with any benefit eligibility under COBRA.

The Compensation Committee approved the continuation of both agreements discussed above under the same terms and conditions with a renewal effective date of April 1, 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee met four times in 2009. In 2009, the Company’s Compensation Committee was composed of Robert A. Tinstman (Chairman), Philip H. Britt, and Anthony S. Cleberg, all of whom are independent directors and none of whom had any relationship requiring disclosure by the Company under the “Certain Relationships and Related Transactions” section of this Proxy Statement. The Board adopted a Compensation Committee Charter which governs the Compensation Committee and is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

EXECUTIVE COMPENSATION

The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 by the Chief Executive Officer, the Chief Financial Officer, and those persons who were, at December 31, 2009, the three other most highly compensated executive officers of the Company.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
			Bonus		Stock	Non-Equity	Deferred	All
			(i.e. new hire,	Stock	Option	Incentive Plan	Compensation	Other
Name and Principal		Salary	stay, etc.)(a)	Awards	Awards(b)	Compensation(c)	Earnings	Compensation(d)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

John F. Welch	2009	$470,000	—	—	$184,370	$1,410,000	—	$146,437	$2,210,807
President and Chief	2008	$435,000	—	—	$152,312	$1,261,500	—	$119,791	$1,968,603
Executive	2007	$436,346	—	—	$169,048	$762,500	—	$138,750	$1,506,644
Douglas W. Hinkle	2009	$259,615	$100,000	—	$39,380	$260,000	—	$55,671	$714,666
Chief Underwriting	2008	$250,000	$50,000	—	$34,760	$250,000	—	$45,857	$630,617
Officer	2007	$243,269	$50,000	—	$35,256	$150,000	—	$46,808	$525,333
John F. Corcoran	2009	$275,000	—	—	$39,380	$270,000	—	$43,664	$628,044
Chief Financial	2008	$250,000	—	—	$34,760	$240,000	—	$35,332	$560,092
Officer	2007	$250,000	—	—	$38,872	$150,000	—	$34,708	$473,580
Michael A. Dougherty	2009	$239,884	—	—	$35,800	$221,760	—	$44,835	$542,279
Senior Vice	2008	$228,038	—	—	$30,968	$207,900	—	$40,389	$507,295
President	2007	$216,500	—	—	$32,544	$140,800	—	$37,823	$427,667
Thomas A. Pottle	2009	$224,144	—	—	$33,115	$208,786	—	$39,557	$505,602
Senior Vice	2008	$211,150	—	—	$29,704	$199,326	—	$34,408	$474,588
President	2007	$209,494	—	—	$31,640	$126,690	—	$36,021	$403,845

(a)	For a more detailed discussion, please see “Retention and Severance Agreements” section of this Proxy Statement.

(b)	This column reflects the aggregate grant date fair value of the stock option awards computed in accordance with Accounting Standards Codification 718. For a more detailed discussion of the assumptions used in valuing the Company’s stock option awards, please see Note 11 “Stockholder’s Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(c)	The amounts reported in column (c) represent awards under the AIB and LTI Plans for performance in 2007, 2008, and 2009. For more information, please see the discussion under “Annual Cash Bonus” and “Long Term Cash Incentive” sections of the “Compensation Discussion and Analysis” in this Proxy Statement.

For John F. Welch — 2009 Non-Equity Incentive Plan Compensation includes: an AIB payment of $940,000 and an LTI award of $470,000. Subject to LTI Plan guidelines, the LTI amount will be paid out over three installments starting with the March 12, 2010 payment. The actual amount paid to Mr. Welch on March 12, 2010 for LTI was $359,667 which is comprised of 1/3 payments for performance years 2007, 2008, and 2009.

For Douglas W. Hinkle — 2009 Non-Equity Incentive Plan Compensation includes: an AIB payment of $160,000, and an LTI award of $100,000. Subject to LTI Plan guidelines, the LTI amount will be paid out over three installments starting with the March 12, 2010 payment. The actual amount paid to Mr. Hinkle on March 12, 2010 for LTI was $80,000, which is comprised of 1/3 payments for performance years 2007, 2008, and 2009.

For John F. Corcoran — 2009 Non-Equity Incentive Plan Compensation includes: an AIB payment of $162,000 and an LTI award of $108,000. Subject to LTI Plan guidelines, the LTI amount will be paid out over three installments starting with the March 12, 2010 payment. The actual amount paid to Mr. Corcoran on March 12, 2010 for LTI was $82,667 which is comprised of 1/3 payments for performance years 2007, 2008, and 2009.

For Michael A. Dougherty — 2009 Non-Equity Incentive Plan Compensation includes: an AIB payment of $129,360 and an LTI award of $92,400. Subject to LTI Plan guidelines, the LTI amount will be paid out over three installments starting with the March 12, 2010 payment. The actual amount paid to Mr. Dougherty on March 12, 2010 for LTI was $73,187, which is comprised of 1/3 payments for performance years 2007, 2008, and 2009.

For Thomas A. Pottle — 2009 Non-Equity Incentive Plan Compensation includes: an AIB payment of $121,792 and an LTI award of $86,994. Subject to LTI Plan guidelines, the LTI amount will be paid out over three installments starting with the March 12, 2010 payment. The actual amount paid to Mr. Pottle on March 12, 2010 for LTI was $68,413, which is comprised of 1/3 payments for performance years 2007, 2008, and 2009.

(d)	Please refer to the All Other Compensation Table below for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2009.

All Other Compensation Table

					Deferred	Deferred	Deferred
		401(k) Plan	401(k) Plan	401(k) Plan	Compensation	Compensation	Compensation
	Executive	Matching	Basic	Discretionary	Matching	Basic	Discretionary	Life
Name	Perquisites	Contributions	Contributions	Contribution	Contributions	Contributions	Contributions	Insurance	Total

John F. Welch	$6,140	$11,025	$12,250	$4,900	$10,125	$72,150	$28,860	$987	$146,437
Douglas W. Hinkle	$1,176	$10,748	$12,250	$4,900	$935	$17,564	$7,026	$1,072	$55,671
John F. Corcoran	$3,145	$10,607	$7,350	$4,900	$1,768	$10,292	$5,200	$402	$43,664
Michael A. Dougherty	$3,098	$9,900	$12,250	$4,900	$895	$9,481	$3,792	$519	$44,835
Thomas A. Pottle	$—	$10,086	$12,250	$4,900	$—	$8,460	$3,384	$477	$39,557

Grants of Plan-Based Awards Table

			Estimated	Estimated	Estimated
			Future	Future	Future
			Payout	Payout	Payout				Grant
			Under	Under	Under	All Other	All Other		Date
			Non-	Non-	Non-	Stock	Option		Fair
			Equity	Equity	Equity	Awards:	Awards:	Exercise	Value
			Incentive	Incentive	Incentive	Number of	Number of	or Base	of Stock
			Plan	Plan	Plan	Shares of	Securities	Price of	Options
			Awards:	Awards:	Awards:	Stock or	Underlying	Option	and
	Grant		Threshold	Target	Maximum	Units	Options	Awards ($	Awards
Name	Date		($)	($)	($)	(#)	(#)	per share)(c)	($)

John F. Welch	2/6/2009					—	20,600	$18.85	$184,370
	(a	)	$235,000	$470,000	$940,000
	(b	)	$58,750	$235,000	$470,000
Douglas W. Hinkle	2/6/2009					—	4,400	$18.85	$39,380
	(a	)	$50,000	$100,000	$150,000
	(b	)	$12,500	$50,000	$100,000
John F. Corcoran	2/6/2009					—	4,400	$18.85	$39,380
	(a	)	$54,000	$108,000	$162,000
	(b	)	$13,500	$54,000	$108,000
Michael A. Dougherty	2/6/2009					—	4,000	$18.85	$35,800
	(a	)	$46,200	$92,400	$138,600
	(b	)	$11,550	$46,200	$92,400
Thomas A. Pottle	2/6/2009					—	3,700	$18.85	$33,115
	(a	)	$43,497	$86,994	$130,491
	(b	)	$10,874	$43,497	$86,994

(a)	These amounts reflect threshold, target, and maximum award amounts for 2009 under our AIB Plan. The actual amounts earned by each NEO are set forth in column (c) of the Summary Compensation Table. See the

“Annual Cash Bonus” section of the “Compensation Discussion and Analysis” in this Proxy Statement for more information regarding these awards.

(b)	These amounts reflect threshold, target, and maximum award amounts for 2009 under our LTI Plan and are administered by the Compensation Committee. The LTI awards are granted annually and are earned based on ROE targets over a three-year period and will become payable only to the extent that specific ROE goals are achieved. The actual amounts awarded to each NEO are set forth in column (c) of the Summary Compensation Table. Please refer to the “Long Term Incentives” section of the “Compensation Discussion and Analysis” section in this Proxy Statement for more information regarding these awards.

(c)	The exercise price shown is the closing price of the Company’s Common Stock on February 6, 2009 as reported by the Exchange.

Outstanding Equity Awards at FYE Table

The Equity Awards of the NEOs outstanding at December 31, 2009 are shown in the table below:

										Stock
										Awards
										Equity
										Incentive
				Option					Stock	Plan
				Awards					Awards	Awards:
				Equity					Equity	Market or
				Incentive			Stock		Incentive	Payout Value
				Plan			Awards	Stock	Plan	of Unearned
		Option	Option	Awards:			Number of	Awards	Awards:	Shares,
		Awards	Awards	Number of			Shares or	Market	Number of	Units, or
		Number of	Number of	Securities			Units of	Value of	Unearned	Other
		Securities	Securities	Underlying			Stock	Shares	Shares, Units,	Rights
		Underlying	Underlying	Unexercised	Option		That	or Units	or Other Rights	That
		Unexercised	Unexercised	Unearned	Exercise	Option	Have	of Stock That	That	Have
	Date of	Options (#)	Options (#)	Options	Price	Expiration	Not	Have Not	Have Not	Not
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

John F. Welch	06/30/2003	50,000	—	—	$9.85	06/30/2013	—	—	—	—
	11/11/2003	18,600	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	29,700	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	26,500	—	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	9,350	9,350	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	6,025	18,075	—	$16.35	02/08/2018	—	—	—	—
	02/06/2009	—	20,600	—	$18.85	02/06/2019	—	—	—	—
Douglas W. Hinkle	08/11/2004	2,500	—	—	$10.58	08/11/2014	—	—	—	—
	11/09/2004	5,600	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	6,000	—	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	1,950	1,950	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	1,375	4,125	—	$16.35	02/08/2018	—	—	—	—
	02/06/2009	—	4,400	—	$18.85	02/06/2019	—	—	—	—
John F. Corcoran	11/11/2003	10,000	—	—	$9.42	11/11/2013	—	—	—	—
	11/11/2003	2,100	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	6,700	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	6,000	—	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	2,150	2,150	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	1,375	4,125	—	$16.35	02/08/2018	—	—	—	—
	02/06/2009	—	4,400	—	$18.85	02/06/2019	—	—	—	—
Michael A. Dougherty	11/19/2002	1,950	—	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	3,850	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	4,650	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	5,500	—	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	1,800	1,800	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	1,225	3,675	—	$16.35	02/08/2018	—	—	—	—
	02/06/2009	—	4,000	—	$18.85	02/06/2019	—	—	—	—
Thomas A. Pottle	03/06/2001	4,000	—	—	$13.05	03/06/2011	—	—	—	—
	11/13/2001	7,800	—	—	$14.61	11/13/2011	—	—	—	—
	11/19/2002	2,300	—	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	7,600	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	6,100	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	5,400	—	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	1,750	1,750	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	1,175	3,525	—	$16.35	02/08/2018	—	—	—	—
	02/06/2009	—	3,700	—	$18.85	02/06/2019	—	—	—	—

For each grant, 25% of the shares vest annually one year from the grant date, and then an additional 25% vests annually for the next three years. For example, for the 11/11/2003 grant date, 25% of the shares granted vested on 11/11/2004, 25% on 11/11/2005, 25% on 11/11/2006, and 25% on 11/11/2007. The 11/11/2003 grant date for Mr. Corcoran includes two separate grants: one grant for his commencement as a newly hired executive; and a second grant as a prorated percentage of the stock grants made that date to senior executives. Stock options are governed by the CNA Surety Corporation 2006 Long Term Equity Compensation Plan which does not have an express change-in-control provision. In the event of a change-in-control, any changes to stock options would be decided by and administered by the Compensation Committee.

The following table provides additional information about the value realized by the NEOs on stock option exercises and stock awards vesting during the year ended December 31, 2009.

Option Exercises and Stock Vesting Table

Stock
Awards:
		Option	Number of	Stock
		Awards:	Shares	Awards:
	Option Awards:	Value	Acquired	Value
	Number of Shares	Realized on	on	Realized
	Acquired on	Exercise	Vesting	on Vesting
Name	Exercise (#)	($)	(#)	($)

John F. Welch	—	—	—	—
Douglas W. Hinkle	—	—	—	—
John F. Corcoran	—	—	—	—
Michael A. Dougherty	—	—	—	—
Thomas A. Pottle	20,200	$120,198	—	—

The value realized by a NEO upon the exercise of an option is determined by multiplying the number of options exercised by the difference between the fair market value on the date of exercise and the exercise price.

The following table provides information on contributions, earnings, and account balances for the NEOs in the Company’s 2005 Deferred Compensation Plan and the 2000 Deferred Compensation Plan as of December 31, 2009.

Non Qualified Deferred Compensation

			Aggregate		Aggregate
			Earnings		Balance
	Executive	Registrant	in Last	Aggregate	at Last
	Contributions in Last	Contributions in	Fiscal	Withdrawals/	Fiscal
	Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name(a)	($)(b)	($)(c)	($)(d)	($)	($)(e)

John F. Welch
2005 Deferred Compensation Plan	$28,200	$111,135	$19,411	—	$415,622
2000 Deferred Compensation Plan	—	—	$2,676	—	$47,863
Douglas W. Hinkle
2005 Deferred Compensation Plan	$20,769	$25,524	$13,121	—	$124,272
2000 Deferred Compensation Plan	—	—	—	—	—
John F. Corcoran
2005 Deferred Compensation Plan	$27,500	$17,260	$20,184	—	$170,063
2000 Deferred Compensation Plan	—	—	$5,545	—	$19,813
Michael A. Dougherty
2005 Deferred Compensation Plan	$14,393	$14,168	$18,855	—	$107,530
2000 Deferred Compensation Plan	—	—	$58,661	—	$286,591
Thomas A. Pottle
2005 Deferred Compensation Plan	—	$11,844	$2,460	—	$27,365
2000 Deferred Compensation Plan	—	—	$10,380	—	$98,272

(a) (b) (c) (d) (e) The 2005 Deferred Compensation Plan was adopted to replace the Company’s 2000 Deferred Compensation Plan which after December 31, 2004 no longer accepted contributions. Accordingly, the 2000

Deferred Compensation Plan shown in the above chart only shows Earnings and Aggregate Year End Balances for Fiscal Year End 2009 (“FYE 2009”).

(c) For the 2005 Deferred Compensation Plan, Column (c) includes the Company’s Deferred Compensation Basic, Matching, and Discretionary Contributions to the NEOs for FYE 2009. Additionally, the 2005 Deferred Compensation Plan amounts in Column (c) are a component of the figures listed in Column (f) of the Summary Compensation Table of this Proxy Statement attributable to annual Company contributions to vested and unvested defined contribution plans. For a more detailed discussion of the 2005 Deferred Compensation Plan, refer to the “Deferred Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table contains certain information as of December 31, 2009 (unless otherwise noted) as to all entities which, to the Company’s knowledge, were the beneficial owners of 5% or more of the outstanding shares of the Company’s Common Stock. Information in the table is based upon reports filed with the SEC pursuant to Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to entities named in the tables. Beneficial ownership is defined for this purpose as the sole or shared power to vote or to direct the disposition of the Common Stock. Unless otherwise noted, the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

Name and Address of	Amount	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

Continental Casualty Company and Affiliates	27,425,147	61.95%
333 S. Wabash Ave.
Chicago, Illinois 60604
Dimensional Fund Advisors LP	3,114,207	7.03%
Palisades West, Building One
Bee Cave Rd.
Austin, Texas 78746

(1)	The number of shares of the Company’s Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

MANAGEMENT AND DIRECTORS

The following table shows certain information, at March 10, 2010, as to the shares of the Company’s Common Stock beneficially owned by each director and nominee, each NEO named in the Summary Compensation Table, and all of the Company’s executive officers and directors as a group, based on information furnished by them.

			Shares Upon
	Shares of	Deferred	Exercise of
Name of	Common	Stock	Stock		Percent
Beneficial Owner	Stock(1)	Units(2)	Options(3)	Total(1)(2)(3)	of Class

Philip H. Britt	3,097	9,919	—	13,016	*
Anthony S. Cleberg	3,291	—	—	3,291	*
John F. Corcoran	—	—	31,875	31,875	*
Michael A. Dougherty	6,900	—	22,100	29,000	*
David B. Edelson(4)	3,200	—	—	3,200	*
Douglas W. Hinkle	—	—	20,875	20,875	*
D. Craig Mense(5)	—	—	—	—	*
Thomas A. Pottle	2,000	—	39,100	41,100	*
Robert A. Tinstman	—	—	—	—	*
John F. Welch	—	—	156,025	156,025	*
Peter W. Wilson(6)	—	—	—	—	*
All directors and executive officers** as a group	18,488	9,919	274,065	302,472	*

*	Less than 1%

**	Includes all executive officers included in “Directors and Executive Officers of the Registrant” section of this Proxy Statement.

(1)	Except as otherwise indicated, the persons listed as beneficial owners of shares have sole voting and investment power with respect to those shares.

(2)	In January 1998, the Company established the CNA Surety Corporation Non-Employee Directors’ Deferred Compensation Plan. Under this plan, each director who was not a full-time employee of the Company or any of its affiliates could defer all or a portion of the annual retainer fee that would otherwise have been paid to such director. The deferral amount was deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company’s Common Stock as of each quarterly meeting. The Compensation Committee voted to eliminate the Non-Employee Director Compensation Plan effective January 1, 2005.

(3)	Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable as of the date of this table.

(4)	Although not reflected in the above table, Mr. Edelson currently has 112,496 Stock Appreciation Rights (“SARs”) and 45,000 stock options exercisable for Loews Corporation. Mr. Edelson currently owns 2,000 shares of CNAF stock.

(5)	Although not reflected in the above table, Mr. Mense currently has 50,000 stock options and 66,250 SARs exercisable for CNAF stock. Mr. Mense currently owns 17,054 shares of CNAF stock.

(6)	Although not reflected in the above table, Mr. Wilson currently has 30,000 stock options and 50,000 SARs exercisable for CNAF stock.

Equity Compensation Plan Information

	Number Securities
	to be Issued Upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	1,318,288	$15.78	2,252,920

Total	1,318,288	$15.78	2,252,920

In 2006, the shareholders of the Company approved the CNA Surety Corporation 2006 Long Term Equity Compensation Plan (“2006 Plan”). The 2006 Plan included 3,000,000 total shares comprised of: 2,453,598 newly authorized shares and 546,402 carryover shares which were previously available for grant under the CNA Surety Corporation 1997 Long Term Equity Compensation Plan (“1997 Plan”). The 1,318,288 shares listed above have been granted and are available for exercise, subject to vesting rules, under the both the 2006 Plan and the 1997 Plan. A total of 217,960 stock options were granted in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our policy that any transaction involving the Company or any of its subsidiaries in which any of our directors, executive officers, or Principal Shareholders had or will have a direct or indirect material interest be submitted to our Audit Committee for its consideration. In each case, such consideration and discussion is without the participation of any Audit Committee member who may be involved in the transaction. The Audit Committee, which consists entirely of Independent Directors, considers all relevant facts in order to determine whether the transaction is fair and reasonable to us and our shareholders, including our minority shareholders. Although there is no written statement of the review procedure, the Audit Committee’s review, approval, or ratification of such related party transactions is reflected in the meeting records of the Audit Committee. The last such review took place in February 2010.

Related Party Reinsurance

The Surety Quota Share Treaty (the “Quota Share Treaty”), the Services and Indemnity Agreement, the Aggregate Stop Loss Reinsurance Contract (the “Stop Loss Contract”), and the Surety Excess of Loss Reinsurance Contract (the “Excess of Loss Contract”) discussed below were originally entered on September 30, 1997 (the “Merger Date”) and have been renewed or extended since that time.

Through the Quota Share Treaty, surety business written or renewed by Continental Casualty Company (“CCC”) and Continental Insurance Company (“CIC”) (CCC and CIC are subsidiaries of CNAF) after the Merger Date is transferred to the Company’s subsidiary, Western Surety Company (“Western Surety”). The Quota Share Treaty, which was renewed on January 1, 2009 and expired on December 31, 2009, was renewed for one year on January 1, 2010 on substantially the same terms as 2009 with one exception. As of January 1, 2010, this treaty no longer covers bonds written by CCC through its Canadian branch since such business is now covered by the Canadian quota share treaty discussed below. CCC and CIC transfer the related liabilities of business covered by this treaty and pay to Western Surety an amount equal to CCC’s and CIC’s net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 25% of net written premiums written on all such business. Under the terms of the Quota Share Treaty, CCC has guaranteed the loss and loss adjustment expense reserves transferred to Western Surety as of the Merger Date by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as re-estimated as of the end of such calendar quarter. There was no adverse reserve development for the period from the Merger Date through December 31, 2009.

The Services and Indemnity Agreement provides the Company’s insurance subsidiaries with the authority to perform various administrative, management, underwriting, and claim functions concerning the surety business of

CCC and CIC ceded to Western Surety under the Quota Share Treaty. This Agreement also grants the Company authority to conduct administrative, management, underwriting, and claim functions for bonds covered by the Excess of Loss Contract discussed below until all bonds subject to the Excess of Loss Contract have settled or closed. As of December 31, 2009, there were no amounts due our insurance subsidiaries under the Services and Indemnity Agreement. This Agreement was renewed with the same terms on January 1, 2010 and expires on December 31, 2010 and is annually renewable thereafter.

Through the Stop Loss Contract, the Company’s insurance subsidiaries were protected from adverse loss development on certain business underwritten after the Merger Date. The Stop Loss Contract between the Company’s insurance subsidiaries and CCC limited the insurance subsidiaries’ prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date. In the event the insurance subsidiaries’ accident year net loss ratio exceeds 24% in any of the accident years 1997 through 2000 on certain insured accounts (the “Loss Ratio Cap”), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which the Company’s actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the Company’s insurance subsidiaries pay CCC an annual premium of $20,000. Losses incurred under the Stop Loss Contract were $49.1 million through December 31, 2009. At December 31, 2009, the amount received under the Stop Loss Contract included $2.1 million held by the Company for losses covered by this contract that were incurred but not paid.

The Company and CCC have been parties to an Excess of Loss Contract since January 1, 2005, which provides reinsurance coverage exclusively for the one large national contractor excluded from the Company’s third party reinsurance. This contract, which was terminated during 2009, provided unlimited coverage in excess of $60 million retention for the life of bonds either in force or written during the period from January 1, 2005 to December 31, 2005. This contract was extended for twelve months beginning on January 1, 2006, 2007, 2008, and 2009. The Company paid premium of less than $0.1 million for the extended coverage available during 2009.

On June 30, 2009, the Company and CCC terminated the Excess of Loss Contract discussed in the preceding paragraph. Related to the termination of the Excess of Loss Contract, the Company and CCC commuted the Quota Share Treaty regarding the premium and losses for the large national contractor covered by the Excess of Loss Contract. Under the terms of the agreements effecting this commutation, the Company paid CCC $1.8 million. This settlement reflects the difference between the Company’s $60.0 million retention under the Excess of Loss Contract and the $58.2 million paid by the Company for losses of the large national contractor through June 30, 2009.

On January 1, 2010, the Company and CCC entered into two separate agreements that provide for the transfer of the Canadian surety business of CCC to Western Surety. These agreements, which include a quota share treaty (the “Canadian Quota Share Treaty”) and a services and indemnity agreement (the “Canadian Services and Indemnity Agreement”), are substantially similar to the Quota Share Treaty and the Services and Indemnity Agreement discussed above. The Canadian Services and Indemnity Agreement provides Western Surety with the authority to supervise various administrative, underwriting, and claim functions associated with the surety business written by CCC, through its Canadian branch, on behalf of Western Surety. Through the Canadian Quota Share Treaty, this Canadian surety business is transferred to Western Surety. Pursuant to these agreements, CCC will transfer the subject premium and related liabilities of such business and pay to Western Surety an amount equal to CCC’s net written premiums on all such business, minus a ceding commission of 33.5% of net written premiums. Further, Western Surety will pay an additional ceding commission to CCC in the amount of actual direct expense in producing such premium. These agreements expire on December 31, 2010 and are annually renewable thereafter.

As of December 31, 2009, Western Surety had an insurance receivable balance from CCC and CIC of $9.8 million, comprised of premiums receivable. Western Surety had no reinsurance payables to CCC and CIC as of December 31, 2009.

The Company’s Consolidated Balance Sheets also include a “Deposit with affiliated ceding company” of $26.9 million at December 31, 2009. In 2005, pursuant to an agreement with the claimant on a bond regarding certain aspects of the claim resolution, the Company deposited $32.7 million with an affiliate to enable the affiliate to establish a trust to fund future payments under the bond. The bond was written by the affiliate and assumed by one of the Company’s insurance subsidiaries pursuant to the Quota Share Treaty. The Company is entitled to the interest income earned by the trust. Prior to the establishment of the trust, the Company had fully reserved its obligation under the bond and the claim remains fully reserved.

Under the terms of an excess of loss agreement with First Insurance Company of Hawaii, Ltd. and its subsidiaries which include First Indemnity Insurance of Hawaii, Inc., First Fire and Casualty Insurance of Hawaii, Inc., and First Security Insurance of Hawaii, Inc. (collectively, “FICOH”), Western Surety assumed $0.1 million of premium in 2009. This agreement provides that FICOH retains losses of $2 million per principal and Western Surety assumes 80% of $5 million per principal subject to an aggregate annual limit of $8 million. CNAF, through its insurance subsidiaries, owns approximately 50% of the outstanding common stock of First Insurance Company of Hawaii, Ltd.

All agreements discussed above were approved by the Audit Committee.

Other Related Party Transactions

CNA Surety and CCC are parties to an Administrative Services Agreement (“ASA”), which has been in effect since July 1, 2004, that allows the Company to purchase and/or have access to certain services provided by CCC and its affiliates, including the leasing of executive and branch offices. Pursuant to the ASA, the Company paid CCC an annual management fee of $2.1 million for 2009 in addition to charges of $6.9 million for leased office space and services. The Company was also charged $0.2 million in 2009 for the direct costs incurred by CCC on the Company’s behalf. The Company had a $0.4 million payable balance to CCC related to the ASA as of December 31, 2009. As provided by the ASA, CCC paid the Company $1.4 million for the year ended December 31, 2009 for insurance agent licensing services provided by the Company. This agreement shall remain in effect until CNAF or its affiliates or shareholders cease being a majority shareholder of CNA Surety unless otherwise terminated by either party. This agreement is approved annually by the Audit Committee.

Western Surety previously provided surety bonds guaranteeing insurance premium payment obligations of certain customers of CCC and its affiliates under retrospectively rated insurance policies underwritten by CCC and its affiliates. The Company’s remaining exposure under these bonds expired as of December 31, 2009.

Pursuant to procedures approved by the Audit Committee, Western Surety from time to time provides license and permit bonds and appeal bonds for CCC and its affiliates as well as for clients of CCC and its affiliates. As of December 31, 2009, the aggregate outstanding liability of these bonds was $42.5 million. The premium for all such bonds written was approximately $0.3 million in 2009.

Western Surety also has liability, either directly or through assumed reinsurance, under bonds written for Loews and certain of its subsidiaries which include Diamond Offshore Drilling, Inc. (“Diamond Offshore”), Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline”), Mexdrill Offshore, S. DE R.L. DE C. V, which is a subsidiary of Diamond Offshore, and Gulf South Pipeline Company, LP, which is a subsidiary of Boardwalk Pipeline. As of December 31, 2009, Loews owns 50.4% of Diamond Offshore and 72% of Boardwalk Pipeline. As of December 31, 2009, the aggregate liability under all such bonds was approximately $108.5 million and the premium was approximately $0.2 million in 2009. All bonds for Loews and its subsidiaries were approved by the Audit Committee.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s outstanding Common Stock (“Reporting Persons”), to file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously for filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required, the Company believes that for 2009 all reports required by Section 16(a) of the Exchange Act have been timely filed.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. Deloitte & Touche LLP has served as the Company’s independent auditor since the last three months ended December 31, 1997. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal year 2009 is outlined below.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is the present intention of the Company’s Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated, and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For the years ended December 31, 2009 and 2008, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,210,000 and $1,329,000, respectively. The fees for the fiscal year ended December 31, 2009 reflect those fees billed by Deloitte & Touche LLP as of March 8, 2010.

Audit-Related Fees

The aggregate fees billed for the audit-related services for the years ended December 31, 2009 and 2008 were $12,000 and $25,651, respectively. These fees generally include fees for consents and comfort letters, accounting consultations, Sarbanes-Oxley Act Section 404 advisory services, and SEC related matters.

Tax Fees

None.

All Other Fees

None.

The Audit Committee has established a pre-approval policy with regard to audit, audit-related, and certain non-audit engagements by the Company of its independent registered public accounting firm. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting. All audit fees and audit related fees were pre-approved by the Audit Committee.

Vote Required

The proposal to ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2010 requires an affirmative vote of holders of a majority of the voting power represented by shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to submit a proposal for the 2011 Annual Meeting, it must be received by November 15, 2010 and addressed to the Company’s Corporate Secretary, CNA Surety Corporation, 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604 in order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials for the 2011 Annual Meeting.

Any shareholder proposal to be considered at the Company’s 2011 Annual Meeting, but not included in the proxy material, must be received at the above address not less than fifty (50) days nor more than seventy-five (75) days prior to the 2011 Annual Meeting. However, in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the 2011 Annual Meeting is given or made to the shareholders, a shareholder proposal, in order to be timely, must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If your proposal is not timely, as defined above, then proxies solicited by us for the 2011 Annual Meeting may confer discretionary authority to us to vote on that proposal.

OTHER MATTERS

The Company knows of no business which will be presented at the Annual Meeting, other than the election of Directors to the Board and the ratification of the Company’s independent registered public accounting firm. However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company. The solicitation generally will be effected by mail but officers, directors, or employees of the Company may solicit proxies personally or by telephone, e-mail, or facsimile without additional compensation for such activity. The Company will arrange for brokerage houses, nominees, and other custodians holding Common Stock of the Company to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them.

Shareholders are concurrently being furnished with a copy of the Company’s 2009 Annual Report to Shareholders, which contains the Company’s audited financial statements for the year ended December 31, 2009. Additional copies may be obtained through the Company’s website as provided below or by contacting Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199, and such copies will be furnished at no expense.

The Proxy Statement and the 2009 Annual Report to Shareholders are available at http://www.cnasurety.com/about/investor_information.htm.

COMMUNICATIONS WITH US BY SHAREHOLDERS AND OTHERS

If any shareholder or any other interested party wishes to communicate with our Board of Directors, you my do so by writing to our General Counsel, 333 S. Wabash Ave., 41st Floor, Chicago, Illinois, 60604. All such communications will be delivered to the director or directors to whom they are addressed.

By Order of the Board of Directors

Rosemary Quinn
Secretary

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CNA SURETY CORPORATION VOTE BY PHONE - 1-800-690-6903 333 S. WABASH AVENUE, 41ST FLOOR Use any touch-tone telephone to transmit your voting instructions up until 11:59 CHICAGO, IL 60604 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Philip H. Britt 02 Anthony S. Cleberg 03 David B. Edelson 04 D. Craig Mense 05 Robert A. Tinstman 06 John F. Welch 07 Peter W. Wilson The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche 0 0 0 LLP, for the fiscal year 2010 NOTE: To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof. R2.09.05.010 1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000050192 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report is/ are available at www.proxyvote.com . CNA SURETY CORPORATION Annual Meeting of Shareholders April 29, 2010 at 9:00 AM This proxy is solicited by the Board of Directors The shareholders hereby appoint John F. Corcoran and Rosemary Quinn, or either of them, as proxies, each with the power of substitution, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CNA SURETY CORPORATION that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, CDT on April 29, 2010, at the Company business offices located at 333 S. Wabash Avenue, 41st Floor Chicago, IL 60604, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R2.09.05.010 2 0000050192 Continued and to be signed on reverse side